EXHIBIT 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
RGR - Q2 2012 Sturm Ruger Earnings Conference Call

EVENT DATE/TIME: AUGUST 02, 2012 / 01:00PM GMT

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

CORPORATE PARTICIPANTS

 Michael Fifer Sturm, Ruger & Company, Inc. - President, CEO

 Kevin Reid Sturm, Ruger & Company, Inc. - General Counsel

 Thomas Dineen Sturm, Ruger & Company, Inc. - VP, CFO, Treasurer

CONFERENCE CALL PARTICIPANTS

 Scott Hamann KeyBanc Capital Markets

 Brian Rafn Sparta Capital - Analyst

 Mike Greene The Benchmark Company - Analyst

 Ed Park Ingram Micro - Investor

 Paul MetzInvestor

 Jim Barrett CL King & Associates - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Q2 2012 Sturm, Ruger earnings conference call. My name is Darcell, and I will be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions).

I would now like to turn the conference over to your host for today, Mr. Michael Fifer. Please proceed.

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Good morning. Welcome to the Sturm, Ruger & Company second-quarter 2012 conference call. I would like to start with a reading of a caution on forward-looking statements by Kevin Reid, our General Counsel. And then I will give you a quick overview of the second quarter, and we can get right into your questions.

 Kevin Reid  - Sturm, Ruger & Company, Inc. - General Counsel

 Thanks, Mike. We want to remind everyone that statements made in the course of this meeting that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained, from time to time, in the Company's SEC filings; including, but not limited to, the Company's reports on Form 10-K for the year ended December 31, 2011; and Forms 10-Q for the first and second quarters of 2012.

Copies of these documents may be obtained by contacting the Company or the FCC, or on Company website at www.ruger.com/corporate; or, of course, the SEC website at www.sec.gov. Furthermore, the Company disclaims all responsibility to update forward-looking statements.

Mike?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Thank you, Kevin. Financial results -- for the second quarter of 2012, net sales were $119.6 million, and fully diluted earnings were $0.91 per share. For the corresponding period in 2011, net sales were $79.6 million, and fully diluted earnings were $0.56 per share. This represents year-over-year sales growth for the quarter of 50%, and earnings growth of 63%.

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

For the first half of 2012, net sales were up $231.9 million, and fully diluted earnings were $1.71 per share. For the corresponding period in 2011, net sales were $155.1 million, and fully diluted earnings were $0.99 per share. This represents sales growth for the first half of 2012 of 50%, and earnings growth of 73%.

In both the second quarter and the first half of 2012, our earnings growth exceeded our sales growth, and we're very proud of that.

New products -- new product introductions remained a strong driver of demand, and we're at $87.8 million or 38% of sales in the first half of 2012. As a reminder, we define new products as only those that were introduced in the past two years. And we include only major new products, and not minor line extensions or additional calibers.

The major new products introduced in the first half of 2012 include the 10/22 takedown rifle, the Ruger American Rifle, the SR22 pistol, and he 22/45 Lite pistol.

To reiterate, more than one-third of our year-to-date sales were products that did not exist two years ago. This is a great achievement for our engineers, and another testament to the importance of new product development.

Sell-through -- the demand for Ruger products in the first half of 2012 was very strong, as evidenced by the 59% growth in estimated sell-through of Ruger products from the independent wholesale distributors to retailers. We believe that some of this demand was attributable to political and economic factors that favorably impacted the entire firearms industry, as evidenced by the 21% increase in the National Instant Criminal Background Check System background checks, which we call NICS. We believe that our growth substantially outpaced the growth and NICS checks because of the popularity of our new products.

Inventory and production -- in response to this strong demand and the new products that were added in the first half of 2012, we increased our unit production by 52% from the first half of 2011. This increase in production would not have been possible without our investment of $27 million in capital expenditures in the past four quarters. These capital expenditures exceeded depreciation by approximately $13 million during this period, which represented a 7% increase to our capital equipment base. Our commitment to continuous improvement through the implementation of lean business practices enabled us to leverage this investment to achieve the 52% increase in unit production.

Despite the significant increase in production, our finished goods inventory decreased slightly during the first half of 2012. Our independent wholesale distributors' inventories were reduced by 50%, or 68,000 units, during the same period, as retailer demand pulled Ruger product through the channel. We believe that both Ruger and our independent distributors would benefit by having more finished goods in inventory to allow for rapid fulfillment of demand.

Our goal is to replenish -- let me say this, our long-term goal -- is to replenish our finished goods inventory in future periods to levels that would better serve our customers. This replenishment could increase the value of finished goods inventory by as much as $15 million from the current level. But, try as we might, I don't think it will happen too soon.

Bookings -- during the first quarter of 2012, retailers ordered much more Ruger product than in prior years, and the independent distributors responded by placing very large orders with us. By mid-March, we had received orders for more units than the total of all units shipped in 2011. The orders we accept are non-cancelable, and we want to maintain that discipline; so I became concerned about the size of the backlog compared to our manufacturing capacity. Therefore, we announced on March 21, 2012, that we were temporarily suspending the acceptance of new orders from our independent wholesale distributors through the end of May.

Two months later, on May 29, 2012, we announced that we would resume the acceptance of orders. By temporarily suspending orders, we were able to slow the growth of our backlog, which exceeded 1.1 million units at the time of the suspension. The temporary suspension of order acceptance had no impact on our production, no impact on our shipments, no impact on our profitability, no impact on our distributors' ability to accept orders from retailers, no impact on our distributors' ability to get product from Ruger, and no impact on our distributors' ability to ship products to retailers.

Despite this temporary suspension of order acceptance, orders received during the second quarter of 2012, the period most affected, still increased 10% from the second quarter of 2011.

Balance sheet -- our balance sheet at June 30, 2012, is strong. Our cash and cash equivalents totaled $96 million, an increase of $15 million from December 31, 2011. Our current ratio, on June 30, was 3.3 to 1. And we have no debt. At June 30, 2012, stockholders' equity was $163 million, which equates to a book value of $8.49 per share, of which $5.01 per share was cash and equivalents.

In the first half of 2012, we generated $37.5 million in cash from operations. We reinvested $12.3 million of that back into the Company, in the form of capital expenditures. As I mentioned a few minutes ago, these capital investments allowed us to realize the 52% increase in production, which was instrumental to the achievement of our record financial results. We expect to invest approximately $20 million for capital expenditures during the whole of 2012.

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

In the first half of 2012, we returned $10.3 million to our shareholders through the payment of dividend. An additional $7.2 million in dividends will be paid to shareholders on August 27, as our Board of Directors declared a $0.377 per share dividend at their regular quarterly meeting on Tuesday. This dividend necessarily varies every quarter, because the Company pays a percent of earnings rather than a fixed amount per share.

Last quarter, we increased the percentage of quarterly earnings paid out as dividends from 15% to 25% of the adjusted operating profits. This increased payout percentage demonstrates our confidence that future cash flows will be sufficient to support our operations, and our belief that this increased rate will not restrict our ability to expand our business; either organically, through an acquisition, or otherwise.

Those were the highlights of the second quarter. Now, I would like to respond to your questions related to these results. Operator, can we please have the first question?

  QUESTION AND ANSWER

Operator

 (Operator Instructions). Scott Hamann, KeyBanc Capital Markets.

 Scott Hamann  - KeyBanc Capital Markets

 Good morning, guys. Just in terms of your capacity, where we sit now, the 10% sequential increase in production was certainly impressive going to the second quarter. Do you have any flexibility to increase that further? Or have you allocated any additional capital to capacity expansion for the balance of the year?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 I certainly think it's possible that the capacity could continue to increase, because the money we've been spending, whether it's on new products -- that's new capacity -- or whether it's on existing products -- that's also new capacity -- some of it has just been turned on now, and just starting to produce parts.

 Scott Hamann  - KeyBanc Capital Markets

 Okay. And in terms of the backlog, I know you don't break out the product sales by segment, but can we get a feel for where field rifle versus pistol; and then the composition of the backlog? Are these orders coming in consistent with your historical product mix? Or how should we think about that?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 I don't actually want to go into a breakdown, because I think that's competitive information that could help the other guys. So I'd rather not answer that. But let's just say that it would -- the backlog we have would certainly support the mix we've been shipping.

 Scott Hamann  - KeyBanc Capital Markets

 Okay. And then just question for Tom; on G&A, a little bit higher than I think we were expecting. I know there were some investments that are being made. Should that continue to trend higher? Or what's driving that going forward?

 Thomas Dineen  - Sturm, Ruger & Company, Inc. - VP, CFO, Treasurer

 Well, we don't -- as you know, Scott, we don't talk about future earnings or expenses. But as we said in the Q, we've had some additional expenses for the ERP implementation that we've been -- we've had underway for a while. So going forward with anything -- let me stop there and say, we've had some hefty expenses related to the ERP. And we also mentioned some equity compensation increase, due to the results of this quarter.

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

 Scott Hamann  - KeyBanc Capital Markets

 Would you say the increase, year over year, was evenly split between those?

 Thomas Dineen  - Sturm, Ruger & Company, Inc. - VP, CFO, Treasurer

 Again, I don't want to break that out into any more detail. But those were the main drivers.

 Scott Hamann  - KeyBanc Capital Markets

 Okay. Thanks a lot.

Operator

 (Operator Instructions). Brian Rafn, Sparta Capital.

 Brian Rafn  - Sparta Capital - Analyst

 Good morning, Mike. Good morning, Tom. Question for you -- when we were up to see you guys, I believe you guys had three or four of your mini-mills in the foundry kind of up and running. What's the progress into the second quarter? And how do you see those mini-mill volumes coming online through the balance of the year?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 We only have one mini-mill running, and we now run it very successfully on both the first and second shifts. It is substantially more labor-efficient, but it is less efficient in materials, because it -- at least at this point, is requiring all virgin material. So when you think of your gates and runners, which are the waste out of each pour, we can't reuse those in the mini-mill. We are at currently reusing those in the old mill. So I would say, right for the moment, I'm hesitant to launch subsequent mini-mills until we can figure out a way to effectively and efficiently test the quality of the metal on each of the pours on the mini-mill, so that we can reuse the gates and runners; make sure they're at the right chemistry.

But until I can do that, while I'm stuck using just virgin material, then, again, the material costs offset the labor costs. It's a great concept, but we still need more development work to get that process to where I want it to be. Then we'll go ahead and launch subsequent mini-mills. So I would say you're at least a full year away from another mini-mill.

 Brian Rafn  - Sparta Capital - Analyst

 Okay, okay. Because I think, at one time, Mike, you had said that you had been looking at -- well, maybe it was this floor plan square footage -- like 6 to 8 mini-mills. Is that relative, still, to the main integrated mill?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Yes. I think I could get rid of the main mill if I could have four or five mini-mills. But, again, only if I can reuse all my gates and runners or other scrap material.

 Brian Rafn  - Sparta Capital - Analyst

Okay. Anything on -- just an equivalent standpoint of raw material feedstocks? Anything -- pricing, inflation, deflation, plateauing? Are you guys seeing any pressure or reduction, perhaps, in pricing pressure on any of your metallurgical feedstocks?

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 There is pricing pressure. Of more concern to us has really been lead time pressure, as well. As I'm growing capacity and production output so fast -- say, 50% year-over-year that we've just achieved -- that is hard to reconcile with mills telling me they need a 14-month lead time on capacity changes. So the challenge, really, is staying ahead of metal availability, rather than just the modest price increase pressure we're seeing.

 Brian Rafn  - Sparta Capital - Analyst

 Okay. I was kind of stuck in the queue getting online, and I didn't hear your opening comments, Mike. So I'll apologize if this is repetitive. When you guys brought on -- I believe you said May 31, or whatever -- when you begin accepting orders back from your wholesale distributor channels, did you see any pent-up demand? Was there a surge? Or when you begin accepting those orders, was it back to kind of the same even, orderly flow pace?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Let's just say that there was a lot of coaching of the distributors not to act foolish or rambunctious. And they were encouraged to only present to us responsible orders.

 Brian Rafn  - Sparta Capital - Analyst

 Okay, okay. Anything this year from the standpoint, Mike, on development or launch of the shotgun lines?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 It's too early to talk about the next shotgun.

 Brian Rafn  - Sparta Capital - Analyst

 Okay. And then I'll just get back in line. One more. Have you guys given the 52% increase in production -- have you had to add at all to any headcount, labor, engineering, staffing; either at Newport or Prescott?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Absolutely. Not proportionate, though; our labor costs as a percent of the sales value of production we produce continues to decline.

 Brian Rafn  - Sparta Capital - Analyst

 Okay, thanks.

Operator

 Mike Greene, The Benchmark Company.

 Mike Greene  - The Benchmark Company - Analyst

 Morning, Mike. Morning, Tom. Since the LC9 introduction last year, have you seen that product cannibalize the LCP sales at all? Or do you view them both as concealed carry guns with different target end customers?

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Okay. Mike, you were breaking up a little bit there. But I think you asked, has the LC9 cannibalized the LCP, is that correct?

 Mike Greene  - The Benchmark Company - Analyst

 That's correct. I apologize.

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Not in the slightest.

 Mike Greene  - The Benchmark Company - Analyst

 Great, great. And then, the CapEx spend in the quarter; you spent about spent about $9 million, it looks like. Did that spend impact this quarter's run rate, in terms of production? Or is that spend the impact from a bit later down the road?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Well, the important thing to know about capital expenditures as I described them, is that we recognize them when they are placed in service. Which is -- so it's not when I order it; not when I put a deposit on machinery; not when the machinery arrives. Not even when I just get it tooled up, but when I actually start producing parts. So the fact that I recognize $9 million in the quarter means I had a lot of equipment start producing parts in the quarter.

 Mike Greene  - The Benchmark Company - Analyst

 Great. That's really helpful. And then, on magazine sales, what percentage of your factory's revenue comes from magazine sales? Is it a significant portion or a smaller bit? Have you seen any recent uptick in ordering by distributors in light of (technical difficulty) legislation?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 I won't answer the first part on what percentage it is. But I will say that I have not seen any change in behavior on the orders.

 Mike Greene  - The Benchmark Company - Analyst

 Great. I'll be back in the queue. Thank you.

Operator

 [Goshinin Soriaren], CL King and Associates.

Unidentified Participant

 It's [Gashihab]. Just a quick question on -- in terms of the average price, you guys were only able to pick up around a 1% in the first half as well. Is that a reflection of the seasonality? Or is there a brand equity that you'll be able to exploit?

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 I don't think there was anything -- any material change in what happened there. The average sales price does vary a little from quarter to quarter. It often has more to do with introduction of new products than anything else. So, for example, I introduced -- in March, at the very end of Q1 -- I introduced a 10/22 Takedown, and shipped X-thousand units of it. And so that affected the price a little bit. A launch of a big product like Ruger American Rifle would affect it. Back when we launched the 1911, and accepted a lot of orders -- far more than we could ship of the 1911 -- that's a very high-priced item; so that threw off the average sales price of the orders accepted. So it has really more to do with new product introduction. Nothing material happened.

Unidentified Participant

 Okay. And in terms of the improvement in operating margins, how are we to think about that? Is that something to go forward? Is there a consistent rate that we can think about?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Perhaps we haven't spoken before. My belief is that, companies that manufacture in the US, particularly what I would call heavy manufacturing -- we're melting metal; we're cutting metal; we're cutting wood; we're assembling; we are fairly vertically integrated. If a company like that can maintain 15%, pre-tax, over a long, many-year period, they've done an outstanding job.

Unidentified Participant

 Okay. Thank you.

Operator

 Ed Park, Ingram Micro.

 Ed Park  - Ingram Micro - Investor

 Hi, Mike. I'm an individual investor. And I had a question regarding pending legislation in the California area that could restrict the sale of AR-style rifles, and what could that could mean for increased Mini-14 sales. That's the end of my question, thank you.

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 I honestly have no idea, because I haven't seen the legislation and I'm not familiar with it.

 Ed Park  - Ingram Micro - Investor

 Thank you.

Operator

 [Paul Metz], Investors.

 Paul Metz Investor

 Yes, thank you. The recent capital investment effort -- can you give us a little color, that is, where you spent the money, and what's the basic strategy here?

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 The basic strategy of the Company is to drive demand with new products and innovation; and then to support that increased demand through our lean business practices, which free up capital, people, space, equipment. But we're not so good at lean that we can do that fast enough to meet all the demand, so I also spend money to buy more equipment. I hope that answers your question.

 Paul Metz Investor

 The areas that you invested in, was that in the casting business, or otherwise?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 No, no. It's been a while since I've invested in the casting business. Because if you follow the script for a while here, we put a lot of money into the new mini-mill. And then it took us a while to get it running on one shift; and then a while to get it running on two shifts. And then I just described how the current roadblock to further investment in that is figuring out how to do, basically, continuous, in-line metallurgy testing. Because, remember, the mini-mill does small batches.

And in the old mill, when I did huge batches, I could take a sample of metal and have time to go to the metallurgist, analyze it -- I mean, it was in the huge batches. And a little mill, running almost like single-piece flow, that's a lot harder to do. So I haven't invested in the foundry in quite a while.

What we have said, repeatedly, in our disclosures is that probably two-thirds of our investment is to support the launch of new products. And the remaining one-third is split between additional capacity for mature products or replacing equipment that's worn out on mature products, or keeping the roof from leaking over everybody's head.

 Paul Metz Investor

 Thanks.

Operator

 Scott Hamann, KeyBanc Capital Markets.

 Scott Hamann  - KeyBanc Capital Markets

 Hey, Mike. Just a couple of follow-ups. In terms of the backlog, are those firm orders, or are those typically cancelable until they're shipped?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 No, no. We only take firm orders. And we remind the guys about it a lot, because I thought they had gotten overly enthusiastic. And because I want to maintain the discipline of firm, noncancelable orders, that is why I temporarily suspended accepting any more orders. And that's why, when I turned the orders back on, we first spent the two weeks prior to that -- I'm not sure how to phrase this -- beating them with a 2 x 4 upside the head, so that they would put in responsible orders that reflected product they really could ship themselves if we shipped it to them.

I don't want -- some of my competitors have cancelable orders, and I don't think that serves anybody in the trade. I don't know what to build or not build if I have cancelable orders. They don't have any commitment to what they've ordered. So they don't know whether their available to purchase has been consumed properly or not. No, we prefer a lot of discipline in pricing. We have, probably, the best discipline in pricing I've ever seen in my career in any industry I've ever worked in. And we have a lot of discipline in the orders coming in. And they may not cancel their orders. And we hold them accountable. But, at the same time, I'm not going to stuff and flood the channel with product it doesn't need. So I try to strike a balance there between what I will accept and what they submit to us.

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

 Scott Hamann  - KeyBanc Capital Markets

 Okay. And then, there was some commentary around promotional expenses in the Q. And it seems like you don't really need to promote a whole lot in the current environment. So I'm just curious, what types of programs that would include, to better understand that.

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Well, the first quarter is the time when most of the promotions for the year happen. And that's because of the distributor show season. And we had truly extraordinary results at this year's distributor shows. We can't show you directly; that's the orders that retailers place on the distributors. But the consequence of that was, all the orders the distributors placed on Ruger -- and we did show you those. They got out of hand, so we put a stop to them for a while. But, where I would normally fulfill most of those orders resulting from the shows in the first and second quarter, I actually wasn't able to do that this year. This year, I will be shipping a lot of what we call the free goods, in the third quarter.

So, for example, a promotion might be, buy 10 rifles, get one free. So the promotional expense you see accrued on our books is the cost of that get-one-free rifle. But I haven't actually shipped it yet, because I haven't been able to even make it yet. And I don't ship that 11th free gun until I've already -- we've already shipped the first 10 guns. So actually, I would say a material amount of our shipments in the third quarter -- perhaps approaching as much as 10% of our shipments -- will be in fulfillment of those promotions.

Now, that won't hit the P&L as an expense, because I already accrued it in Q4 of last year and the first two quarters of this year. As we saw what the volumes were, we kept accruing. But where it will affect us, potentially, is that 90% of my -- let's say, hypothetically, it's about 10% of shipments. It actually should be less, but just to ballpark it. That would imply that 90% of my shipments will go out at full margin. But 10% of my shipments will go out with no margin, because they're free goods. They won't hit the P&L as an expense; but neither will they contribute margin in earnings, other than the usual absorption of factory overhead.

 Scott Hamann  - KeyBanc Capital Markets

 Okay. So you think that this typically lines up -- you'll be done with that in the fourth quarter, so we should have 100% of product at full margin in the fourth quarter?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Oh, yes. We'll get it done in the third quarter here.

 Scott Hamann  - KeyBanc Capital Markets

 Okay.

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 And it's unusual. This is the first time that it has spilled over to third quarter in any material amount. Occasionally, let's say there is 25 products that we offer on various specials during the distributor shows; there might be one that doesn't get fulfilled in the first two quarters, and there's a few lingering items. But it's never amounted to anything. And this time, it really has amounted to a lot. And it's a testament to just how strong the demand was for Ruger product, and has contributed to the kind of results you've enjoyed here in the first two quarters.

 Scott Hamann  - KeyBanc Capital Markets

 Okay, so just to clarify, there were really no zero-margin products that were shipped in the second quarter?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Oh yes, there were some.

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

 Scott Hamann  - KeyBanc Capital Markets

 But not as much as you expect in the third quarter?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Correct.

 Scott Hamann  - KeyBanc Capital Markets

 Okay. All right, things a lot.

Operator

 (Operator Instructions). Brian Rafn, Sparta Capital.

 Brian Rafn  - Sparta Capital - Analyst

 Yes, Mike. Let me ask you, from the standpoint of when you guys go from design concept to prototyping, to building, to initial inventory, and then product line launch, are you getting more comfortable with the speed of that cycle? Building up stock for new guns and then launching and having what you think is a decent inventory, versus where you were maybe two or three years ago?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Yes, absolutely.

 Brian Rafn  - Sparta Capital - Analyst

 Are you adding at all -- given the tremendous demand in units in the firearms industry -- are you adding at all to the number of new design teams that you're putting together?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 I'm trying. I'm trying really hard. We're always looking for good mechanical engineers who happen to love guns.

 Brian Rafn  - Sparta Capital - Analyst

 Okay, okay. (Multiple speakers) recent acquisition that, you've talked, I think in the past, Mike, about having something that's a needle-mover in some of the different areas. Are you at all expanding the boundaries of that to general sporting goods? Or are you going to stay primarily, strictly, in the focus firearms business?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 We have not made any serious effort to search outside of our core business. We have been approached with various offering memorandums; generally, companies being sold by, say, a private equity owner. The prices tend to be in the stratosphere. And they're really not sustainable for a company that wants to buy and hold. They might make sense for another privately equity firm. And, actually, that's usually who ends up buying them. So we have been approached. We've taken some sort of cursory looks, when people have solicited us at companies outside of firearms. But I haven't found anything that looked affordable and attractive.

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

 Brian Rafn  - Sparta Capital - Analyst

 Yes. Give us maybe a sense, kind of a multiple on EBITDA, what do you see? What is stratospheric? Are you talking about stuff in the teens? Or how high are you seeing, price-wise?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Well, if it's trading at a higher multiple than I am, I'm not going to buy it.

 Brian Rafn  - Sparta Capital - Analyst

 Okay, okay. All right, that's fair enough. Anything, demand, or your interests in the military or police area?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 No. I hope, for our country's sake, that the wars are winding down, and the cops still don't have the money.

 Brian Rafn  - Sparta Capital - Analyst

 All right, that's good, thanks. One more, Mike. You guys, historically, have had -- and I don't know if you guys measure much. But when you buy a pistol or rifle, revolver, you have these product registrations. Are you at all able to track the end customer? And, I guess I'd be a little interested in the concentration of sales, if you're at all -- do anything with that data? Whether it's people buy multiple guns, or if it's single purchases of guns, and if you can use that product registration at all to get a sense as to who your end user customer is?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 I'm not sure of the actual specific language of the privacy promise we make to people. But as a practice, we treat it with extraordinary care and kid gloves and do not analyze that data. Only one information like that we actually run a separate survey, and we did run one not long ago, where we go out and solicit people to tell us those kind of answers, and we get a reasonable response. And we sort of draw some marketing conclusions from that. We just did one, and we did one maybe three years ago, I forget exactly when. And the only notable result I saw, was that the average age of our consumers is coming down, which we are glad to see.

 Brian Rafn  - Sparta Capital - Analyst

 Okay, okay. Thanks, Mike.

Operator

 Goshihan Srihalyn, CL King & Associates.

 Jim Barrett  - CL King & Associates - Analyst

 Good morning, everyone. This is actually Jim Barrett at CL King. Mike, could you tell us, if you can, how many new products are in the pipeline to be introduced at SHOT, or around the SHOT Show this year?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 I wish I could, but actually can't because I've never had an engineer deliver product on time. Let's say all my engineers are fully employed; I've got some great projects that are in the holding pen, waiting to march out onto the field. And as soon as the engineers finish something, but -- you know, when an engineer says, I'll get it done in October, I laugh and ask, what year?

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

 Jim Barrett  - CL King & Associates - Analyst

 Okay. Can you tell us how many new engineers you hired in the quarter, if any?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 I can't offhand. But we're doing a lot now with bring them in as manufacturing engineers; have them run and in manufacturing for at least a couple of years. And the ones that show particular promise, then we'll move them over to design engineering. And that whole program has kind of picked up steam in the past few years.

I know we just promoted a couple of the young MEs up into design and they are really sharp. We're very, very happy to have them on board. And we back-filled with more manufacturing engineers. That's the program we're expanding, because it's just really hard, at this point, for me to steal another senior engineer from a competitor and get them to move to Arizona or New Hampshire. A lot of times, because they can't sell their house. They just don't -- nobody wants to move anymore.

 Jim Barrett  - CL King & Associates - Analyst

 Understood. Speaking of Arizona, and thinking back to the plant tour you held back at the beginning of May, if Prescott were to get to the -- when Prescott gets to the same level of productivity, in terms of lean, that Newport is at, how much would the overall capacity of the Company improve by? Or am I looking at that the right way?

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Well I think the product mix and the complexity of the product manufacturing processes are so different in the two plants, that I haven't even looked at it that way; haven't measured it that way. There are certain processes in Prescott that are way ahead of Newport, New Hampshire. And the opposite is exactly true, as well. There are many processes in Newport that are way ahead, on the lean scale, from Prescott. But each plan is focusing where they see the biggest economic opportunity in lean. They're grabbing that low-hanging fruit first, and then working their way up. I'd were also -- we would expect, if nothing changes between now and the next annual meeting, we'll hold that out in Arizona and do a plant tour there as well.

 Jim Barrett  - CL King & Associates - Analyst

 Okay, sounds -- I'm looking forward to it. And thank you very much.

Operator

 I would now like to turn the call over to Mr. Michael Fifer for closing remarks.

 Michael Fifer  - Sturm, Ruger & Company, Inc. - President, CEO

 Thanks, everybody, and looking look forward to doing this again in another 90 days or so. Take care.

Operator

 Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

AUGUST 02, 2012 / 01:00PM GMT, RGR - Q2 2012 Sturm Ruger Earnings Conference Call

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